Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger of Yahoo! and Inktomi, using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.  These pro forma statements were prepared as if the transaction had been completed as of January 1, 2002 for statements of operations purposes and as of December 31, 2002 for balance sheet purposes.

                The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the transaction occurred on January 1, 2002 for statements of operations purposes and as of December 31, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Inktomi. The final allocation of the purchase price is being determined and will be based upon actual net tangible and intangible assets acquired and liabilities assumed.  The preliminary purchase price allocation for Inktomi is subject to revision as more detailed analysis is completed and additional information on the fair values of Inktomi’s assets and liabilities becomes available. Any change in the fair value of the net assets of Inktomi will change the amount of the purchase price allocable to goodwill. Additionally, changes in Inktomi’s working capital, including the results of operations from December 31, 2002 through the date the transaction is completed, will change the amount of goodwill recorded. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

                These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Yahoo! and Inktomi and should be read in conjunction with the historical consolidated financial statements of Yahoo! and Inktomi and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the reports and other information Yahoo! and Inktomi have on file with the SEC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2002

(In thousands)

	Historical		Pro Forma
	Yahoo!	Inktomi	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$310,972	$44,365	$(269,800	)(a)	$85,537
Short-term investments in marketable securities	463,204	14,695	-		477,899
Accounts receivable, net	113,612	3,301	-		116,913
Prepaid expenses and other current assets	82,216	3,715	-		85,931
Total current assets	970,004	66,076	(269,800)		766,280

Long-term investments in marketable securities	763,408	551	-		763,959
Property and equipment, net	371,272	15,642	-		386,914
Goodwill	415,225	-	199,466	(b)	614,691
Intangible assets, net	96,252	-	52,300	(b)	148,552
Other assets	174,020	9,538	-		183,558
Total assets	$2,790,181	$91,807	$(18,034)		$2,863,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,738	$2,423	$-		$21,161
Accrued expenses and other current liabilities	257,575	32,412	17,325	(c)	307,312
Deferred revenue	135,501	15,160	(9,374	)(d)	141,287
Total current liabilities	411,814	49,995	7,951		469,760

Other liabilities	84,540	10,927	-		95,467
Minority interests in consolidated subsidiaries	31,557	-	-		31,557

Stockholders’ equity:
Common stock	611	163	(163	)(e)	611
Additional paid-in capital	2,430,222	951,354	(946,454	)(e)	2,435,122
Treasury stock	(159,988)	-	-		(159,988)
Retained earnings (accumulated deficit)	(7,493)	(919,767)	919,767	(e)	(7,493)
Accumulated other comprehensive income (loss)	(1,082)	(865)	865	(e)	(1,082)
Total stockholders’ equity	2,262,270	30,885	(25,985)		2,267,170

Total liabilities and stockholders’ equity	$2,790,181	$91,807	$(18,034)		$2,863,954

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(In thousands, except per share amounts)

	Historical		Pro Forma
	Yahoo!	Inktomi(2)	Adjustments		Combined

Net revenues	$953,067	$71,092	$(419	)(f)	$1,023,740

Costs and expenses:
Cost of revenues	162,881	22,141	-		185,022
Sales and marketing	431,392	38,695	-		470,087
Product development	143,468	36,070	-		179,538
General and administrative	105,952	12,829	-		118,781
Amortization of intangibles	21,186	729	12,831	(g)	34,746
Restructuring costs	-	115,668	-		115,668
Impairment of goodwill and other intangibles	-	8,440	-		8,440
Impairment of property, plant and equipment	-	107,040	-		107,040
Total operating expenses	864,879	341,612	12,831		1,219,322

Income (loss) from operations	88,188	(270,520)	(13,250)		(195,582)

Other income, net	91,588	4,653	(12,681	)(a)	83,560
Minority interests in operations of consolidated subsidiaries
	(1,551)	-	-		(1,551)

Income (loss) before income taxes	178,225	(265,867)	(25,931)		(113,573)

Provision (benefit) for income taxes	71,290	527	(66,408	)(h)	5,409

Income (loss) from continuing operations (1)	$106,935	$(266,394)	$40,477		$(118,982)

Income (loss) per share from continuing operations - basic (1)
	$0.18	$(1.79)			$(0.20)

Income (loss) per share from continuing operations - diluted (1)
	$0.18	$(1.79)			$(0.20)

Shares used in per share calculation - basic	593,838	149,099			593,838
Shares used in per share calculation - diluted	610,060	149,099			593,838

(1) Net income (loss) from continuing operations for Yahoo! is presented before cumulative effect of accounting change.

(2) Inktomi's results of operations for the twelve months ended December 31, 2002 were calculated by adding the results of operations for the three months ended December 31, 2002, and deducting the results of operations for the three months ended December 31, 2001, to the results of operations for the twelve months ended September 30, 2002. The Enterprise Search Division of Inktomi has been accounted for as a discontinued operation in the historical financial statements of Inktomi and therefore, the results of operations presented includes Inktomi's results from continuing operations.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

                On March 19, 2003, Yahoo! acquired Inktomi for a purchase price of $1.65 per share in cash for each share of Inktomi common stock outstanding upon the effective date of the merger. Each outstanding option to purchase shares of Inktomi common stock has been assumed using an exchange ratio based on the ten day trading average of Yahoo! common stock immediately preceding and excluding the effective date of the merger using a $1.65 value. Based upon the current number of shares of Inktomi common stock and options outstanding, Yahoo! made a cash payment of approximately $269.8 million and issued options to purchase approximately 900,000 shares of Yahoo! common stock. Yahoo! will account for the merger under the purchase method of accounting.

                The unaudited pro forma condensed combined balance sheet at December 31, 2002 is presented to give effect to the merger of Yahoo! and Inktomi as if the transaction had been consummated on that date. The unaudited pro forma combined condensed statement of operations of Yahoo! and Inktomi for the year ended December 31, 2002 is presented as if the transaction had been consummated on January 1, 2002. The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2002 combines the results of operations of Yahoo! for the fiscal year ended December 31, 2002 and Inktomi's results of operations for the twelve months ended December 31, 2002. Inktomi's results of operations for the twelve months ended December 31, 2002 were calculated by adding the results of operations for the three months ended December 31, 2002, and deducting the results of operations for the three months ended December 31, 2001, to the results of operations for the twelve months ended September 30, 2002. On December 17, 2002, Inktomi consummated the divestiture of its Enterprise Search division to Verity Inc. in a transaction accounted for as a sale of assets. The Enterprise Search division of Inktomi has been accounted for as a discontinued operation in the historical financial statements of Inktomi and therefore, the results of operations of Inktomi included herein only reflect Inktomi’s results from continuing operations for all periods presented in this document.

                The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $279.5 million.  The cash payment was determined based on the current number of outstanding shares of Inktomi common stock.  The preliminary fair value of Yahoo! options issued was determined using the Black-Scholes model and the current number of outstanding Inktomi options.  The following assumptions were used to perform the calculations: expected life of 36 months, risk-free interest rate of 3.1%, expected volatility of 77% and no expected dividend yield.  Using the current number of Inktomi shares and options as noted above, the estimated total purchase price of the Inktomi merger is as follows (in thousands):

Cash	$269,800
Fair value of Yahoo! options to be issued	6,400
Estimated direct merger costs	3,310
Total estimated purchase price	$279,510

                The final purchase price is dependent on the actual number of options assumed and actual direct merger costs.  Under the purchase method of accounting, the total estimated purchase price is allocated to Inktomi’s net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger.  Based upon the estimated purchase price and the preliminary independent valuation, the preliminary purchase price allocation, which is subject to change based on Yahoo!’s final analysis, is as follows (in thousands):

Tangible assets acquired	$91,807
Amortizable intangible assets:
Customer contracts	26,000
Developed technology	26,300
Goodwill	199,466
Total assets acquired	343,573

Liabilities assumed	(65,563)
Deferred compensation	1,500

Net assets acquired	$279,510

                A preliminary estimate of $52.3 million has been allocated to amortizable intangible assets consisting of customer contracts and developed technology with useful lives not exceeding five years.

                A preliminary estimate of $199.5 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for Inktomi is subject to revision as more detailed analysis is completed and additional information on the fair values of Inktomi’s assets and liabilities becomes available. Any change in the fair value of the net assets of Inktomi will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

2. Pro Forma Adjustments

                Certain reclassifications have been made to conform Inktomi’s historical amounts to Yahoo!’s financial statement presentation.

                The accompanying unaudited pro forma combined condensed balance sheet has been prepared as if the merger was completed on December 31, 2002 for balance sheet purposes and as of January 1, 2002 for statements of operations purposes and reflect the following pro forma adjustments:

(a)	To reflect the estimated cash payment for the proposed merger of $1.65 per outstanding Inktomi share and resulting decrease in interest income.

(b)	To establish amortizable intangible assets and non-amortizable goodwill resulting from the proposed merger.

(c)

To record estimated direct merger costs of approximately $3.3 million and restructuring charges of approximately $7.3 million to be incurred by Yahoo! and $6.7 million of estimated merger costs to be incurred by Inktomi directly related to the proposed acquisition by Yahoo!. Actual amounts could differ significantly upon close.

(d)	To adjust Inktomi deferred revenue, principally advanced payments for marketing services, to estimated fair value.

(e)	To eliminate the historical stockholders’ equity of Inktomi and record the estimated fair value of Yahoo! options to be issued in the proposed merger.

(f)

To eliminate Yahoo! revenues from Inktomi, for which the related costs were eliminated through inclusion within sales and marketing expense related to the Enterprise Search Business sold to Verity, Inc.

(g)

To eliminate the amortization of Inktomi historical intangibles and reflect amortization of the amortizable intangible assets and deferred compensation resulting from the proposed merger. The weighted average life of amortizable intangible assets approximates 4 years and the remaining vesting period of unvested employee stock options approximates 3.5 years.

(h)	To adjust the provision (benefit) for taxes to reflect the impact of Inktomi’s net loss and the pro forma adjustments.

3. Pro Forma Combined Net Income (Loss) Per Share

                Shares used to calculate unaudited pro forma combined net income (loss) per basic and diluted share were computed using Yahoo!’s weighted average shares outstanding during the respective periods.